                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
     [X]    Preliminary Proxy Statement           [ ]   Confidential, for Use of the Commission Only
     [ ]    Definitive Proxy Statement                  (as permitted by Rule 14a-6(e)(2))
     [ ]    Definitive Additional Materials
     [ ]    Soliciting Material Pursuant to
            Rule 14a-11(c) or Rule 14a-12

                      WINTHROP RESIDENTIAL ASSOCIATES III,
                              A LIMITED PARTNERSHIP
          -------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

     [X]    No fee required.
     [ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
            0-11.

                     (1) Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share

                     (2) Aggregate number of securities to which transaction applies: 839,286

                     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                     (4)  Proposed maximum aggregate value of transaction:
                          [$_______]

                     (5)  Total fee paid: $[$__________]

     [ ]    Fee paid previously with preliminary materials:  N/A

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                     (1)  Amount Previously Paid:

                     (2)  Form, Schedule or Registration Statement No.:

                     (3)  Filing Party:

                     (4)  Date Filed:

           WINTHROP RESIDENTIAL ASSOCIATES III, A LIMITED PARTNERSHIP
                        c/o TWO WINTHROP PROPERTIES, INC.
                           7 BULFINCH PLACE, SUITE 500
                                BOSTON, MA 02114


                               _________ __, 2003


Dear Limited Partner:

         We are pleased to present the opportunity described in the enclosed statement to the limited partners of Winthrop Residential Associates III, A Limited Partnership (the "Partnership"). The statement contains information concerning the solicitation of consents of the limited partners to amend the Agreement and Certificate of Limited Partnership of the Partnership to extend the term of the Partnership from December 31, 2003 to December 31, 2034.

         As described in greater detail in the statement, if the term of the Partnership is not extended, the Partnership will dissolve and the general partner of the Partnership will be required to immediately seek to liquidate the Partnership's assets which, we believe, given the nature of the assets and timing of the sales, will generate minimal value for such assets. Further, it is possible that the assets could not be sold in a reasonable time period thereby requiring the Partnership to distribute its remaining assets in kind. Accordingly, if the Partnership were to be dissolved and liquidated, we believe that limited partners would (i) receive only a small fraction of the ultimate realizable value of the Partnership's assets and/or (ii) either be distributed a limited partner interest in each of the Local Limited Partnerships in which the Partnership holds an investment that are not liquidated, thereby resulting in the limited partner holding a direct limited partner interest in the Local Limited Partnership or, more likely, receive an interest in a liquidating trust that would hold the remaining assets of the Partnership and which would not be subject to the current reporting requirements of the Partnership and in which transfers would be severely restricted..

         As you are aware, the Partnership holds limited partnership interests in six Local Limited Partnerships. The expiration of the final term of the Local Limited Partnerships is December 31, 2033. Accordingly, the Proposal for which we are seeking your consent will enable the Partnership to continue to hold its investment in the Local Limited Partnerships or seek strategic alternatives to maximize value until at least the expiration of each Local Limited Partnership's term. We believe that as the term of the Local Limited Partnerships comes closer to expiration, the value of the Partnership's interest in the Local Limited Partnerships will more closely be tied to the underlying value of the Local Limited Partnerships' properties and will provide the Partnership with increased leverage in the disposition of the Local Limited Partnerships' properties thereby further enabling the Partnership to maximize the value of its interest in the Local Limited Partnerships.

         Enclosed for your consideration is a Consent Solicitation Statement, dated _________, 2003, and a form of Consent of Limited Partner for indicating whether or not you wish to grant your consent to the Proposal. The consent of limited partners who own more than 50% of all outstanding limited partnership units is required to approve the Proposal. Affiliates of Two Winthrop Properties, Inc., the general partner of the Partnership, currently own 95 units and have indicated that they will vote in favor of the Proposal.

         The General Partner recommends that you consent to the Proposal by completing, dating and signing the enclosed Consent Form and returning it in the enclosed pre-addressed, postage-paid envelope. Your participation is important. Please note that this solicitation will expire at 5:00 p.m., New York City time, on ___________________.

         If you have any questions or require any assistance in completing and returning the Consent Form, please contact our solicitation agent, MacKenzie Partners, Inc., at (212) 929-5500 (call collect) or Toll Free (800) 322-2885 or by e-mail: proxy@mackenziepartners.com.


                                    Very truly yours,

                                    WINTHROP RESIDENTIAL ASSOCIATES III,
                                    A LIMITED PARTNERSHIP

                                    By:    TWO WINTHROP PROPERTIES, INC.
                                           General Partner

                                           /s/ Carolyn B. Tiffany

                                           Carolyn B. Tiffany
                                           Secretary

           WINTHROP RESIDENTIAL ASSOCIATES III, A LIMITED PARTNERSHIP
                        c/o TWO WINTHROP PROPERTIES, INC.
                           7 BULFINCH PLACE, SUITE 500
                                BOSTON, MA 02114

                     STATEMENT FURNISHED IN CONNECTION WITH
                          THE SOLICITATION OF CONSENTS

                           Dated ______________, 2003

         This Statement is being furnished by Two Winthrop Properties, Inc. (the "General Partner"), the general partner of Winthrop Residential Associates III, A Limited Partnership, a Maryland limited partnership (the "Partnership"). The principal executive offices of the General Partner and the Partnership are located at 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114.

         The Partnership is hereby soliciting the consent of limited partners of the Partnership (the "Limited Partners") to a single proposal that, if adopted, would result in an amendment (the "Proposal") to the Partnership's Agreement and Certificate of Limited Partnership (the "Partnership Agreement") to extend the term of the Partnership from December 31, 2003 to December 31, 2034. Currently, the Partnership's Agreement of Limited Partnership provides for dissolution upon the expiration of the term. Accordingly, if the Proposal is not approved, the Partnership will dissolve on December 31, 2003, regardless of whether or not it has sold its assets at such time and the Partnership will be required to liquidate its assets in a "forced" sale and subject to a significant non-control discount and/or either make distributions in kind of the Partnership's interests in the Local Limited Partnerships, which distributions may not be permitted under the terms of the Local Limited Partnerships partnership agreements or, more likely, receive an interest in a liquidating trust that would hold the remaining assets of the Partnership and which would not be subject to the current reporting requirements of the Partnership and in which transfers would be severely restricted.

         THE GENERAL PARTNER RECOMMENDS THAT LIMITED PARTNERS CONSENT TO THE PROPOSAL. PLEASE COMPLETE THE ENCLOSED BLUE CONSENT FORM AND RETURN IT TO:

                            MacKenzie Partners, Inc.
                               105 Madison Avenue
                            New York, New York 10016
                            Facsimile: (212) 929-0308

         The approximate date on which this Statement and the enclosed Consent are first being mailed to Limited Partners was ____________, 2003.

                                    IMPORTANT

         Your Consent should be returned promptly. You are urged to return the enclosed Consent form within one week after receipt, but in no event later than ____________. Such date may be extended from time to time in the sole discretion of the General Partner until _________________.

         Your consent is important. No matter how may units of limited partnership interest in the Partnership ("Units") you own, the General Partner recommends that you vote FOR the Proposal by signing, dating and promptly returning the enclosed Consent form in the postage pre-paid, self-addressed envelope enclosed for your convenience. To be effective, the Proposal must be approved by the holders of a majority of the outstanding Units. Please note that the General Partner has a conflict of interest in recommending that the Limited Partners approve the Proposal.

         If you have any questions or require any assistance in completing and returning the Consent form, please contact MacKenzie Partners, Inc., at (212) 929-5500 (call collect) or Toll Free (800) 322-2885 or by e-mail:
proxy@mackenziepartners.com.

                                  THE PROPOSAL

         Your consent is being sought to amend the Partnership Agreement to extend the outside date of the term of the Partnership until December 31, 2034 (the "Proposal"). In order to extend the outside date of the term, Section 2.4 of the Partnership Agreement needs to be amended to read in its entirety as follows:

         "The Partnership commenced June 29, 1982, and shall continue until December 31, 2034 or until dissolution prior thereto pursuant to the provisions hereof."

Section 8.1A of the Partnership Agreement provides:

         A. The Partnership shall dissolve upon the happening of any of the following events"

                     (i) the bankruptcy, death, dissolution, withdrawal, removal or adjudication of incompetence of a General Partner;

                     (ii) the sale or other disposition of all Local Limited Partnership Interests and other assets of the Partnership;

                     (iii) the election by the Managing General Partner pursuant to Section 5.4B(ii), or the vote by the Limited Partners pursuant to Section 10.2A(ii), to dissolve the Partnership; or

                     (iv) the expiration of the term of the Partnership specified in Section 2.4.

Accordingly, if the Proposal is not approved, the Partnership will dissolve on December 31, 2003. Pursuant to Maryland law, upon the dissolution of a partnership, the affairs of the partnership are to be wound up. Pursuant to the terms of the Partnership Agreement, the General Partner has a reasonable period of time in which to sell the Partnership's assets or distribute the non-liquid assets in kind. However, the partnership agreements of the Local Limited Partnerships restricts the ability to make a distribution in kind of the Partnership's interest in the Local Limited Partnerships. Accordingly, if the Partnership does not receive the consent of the general partners of the Local Limited Partnerships to a distribution in kind, the Partnership will be forced to sell its interest or contribute its remaining assets to a liquidating trust which would not be subject to the current reporting requirements of the Securities and Exchange Commission to which the Partnership is currently subject and in which transfers would be severely restricted. Given the limited rights the Partnership has with respect to the Local Limited Partnership and the "fire-sale" nature of any sale, it is likely that the Partnership will receive only a small fraction of the ultimate value for its investments in the Local Limited Partnerships.

         The General Partner believes that the Proposal is in the best interest of the Limited Partners of the Partnership for a number of reasons:

              o First, the Partnership's remaining assets are limited partnership interests in six Local Limited Partnerships which are illiquid in nature. A purchaser of limited partnership interests generally seeks a significant non-control discount which can be as much as 60% of the total value. That is, because the Partnership is not the controlling entity of the Local Limited Partnership, any purchaser would discount the value of the assets of the Local Limited Partnership by as much as 60% when valuing the Partnership's interest. Further exacerbating this problem is that the potential pool of purchasers will be limited as there is not a large market for limited partnership interests in "Local Limited Partnerships" and the perceived lack of bargaining strength associated with a liquidation sale.

              o Second, any transfer of the Partnership's interests in the Local Limited Partnerships is subject to the consent of the Local Limited Partnership's general partner, which can be withheld in such general partner's sole discretion. Accordingly, a potential purchaser of the interest may not be acceptable to the general partner. We believe that ultimately the applicable Local Limited Partnership's general partner would be the most likely purchaser of the Partnership's interest. However, because of such general partner's control rights, the price that we expect that would be offered would be minimal.

              o Third, we fully expect that if the Partnership's interests in the Local Limited Partnerships, or any of them, cannot be transferred, the Local Limited Partnership will not permit a distribution in kind as it would cause the Local Limited Partnership to be subject to the reporting requirements under the Securities Exchange Act of 1934. Accordingly, the Partnership would ultimately be forced to transfer its remaining assets to a liquidating trust which will not be subject to such reporting requirements and in which transfers of interests will be severely limited.

              o Finally, the liquidation of the Partnership's assets will be a taxable event to the Limited Partners. That is, Limited Partners will be allocated gain from the sale of each of the Partnership's interests. It is likely that, as a result of losses previously allocated to Limited Partners, the sale of such interests will generate a tax cost to Limited Partners who acquired their interest in the Partnership's original offering and who previously have utilized their passive losses allocated by the Partnership in excess of the ultimate amount distributed to such Limited Partners. The General Partner recommends that you consult with your tax and financial advisors as to the ultimate potential impact a liquidation of the Partnership's assets will have on you.

         Conversely, if the Proposal is adopted, the Partnership's interest in the Local Limited Partnerships will not be required to be liquidated until after the Local Limited Partnerships' terms have expired. As a result, the Partnership will be in a much stronger bargaining position with the Local Limited Partnerships' general partners and the value of the Partnership's interest in the Local Limited Partnership will be more closely tied to the value of the underlying properties. Further, the rental assistance agreements that restricted the rents that could be charged at each of the Local Limited Partnerships' properties only recently expired. As such, the properties are expected to begin generating increased revenue over the next number of years as rental rates can be increased to market rents. Further, as rental revenue increases, the value of the properties increase. By adopting the Proposal, the Partnership, and each of its partners, will be able to benefit from this increased revenue stream should be able to fully maximize its interest in the Local Limited Partnerships.

                                THE PARTNERSHIP


         The Partnership was organized on June 28, 1982 for the purpose of investing, as a limited partner, in other limited partnerships which would develop, manage, own, operate and otherwise deal with apartment complexes which would be assisted by federal, state and local government agencies pursuant to programs which would not significantly restrict distributions to owners or the rates of return on investments in such complexes. On December 15, 1982, WRA III elected to comply with and be governed by the laws of the State of Maryland. The Partnership continues to hold an interest in 6 Local Limited Partnerships. The following table sets forth the Partnership's ownership interest in each of the Local Limited Partnerships:


       LOCAL LIMITED PARTNERSHIP                      OWNERSHIP INTEREST
       -------------------------                      ------------------
       Clear Creek Landing Apartments(1)                     88.5%
       Village Square Apartments                             50%
       Dunhaven Apartments, Section 2, Phase 1               95%
       The Groves Apartments                                 50%
       Autumn Chase Apartments                               99%
       Maple Manor Apartments                                50%

(1) An affiliate of the Partnership's general partner is the general partner of this Local Limited Partnership


         The following table sets forth certain information regarding the properties owned by the six Local Limited Partnerships:


Property Name                         Location                Number of Units
-------------                                                 ---------------

Clear Creek Landing Apartments        Houston, TX                   200

Village Square Apartments             Manassas, VA                  285

Dunhaven Apartments,                  Baltimore, MD                  72
    Section 2, Phase 1

The Groves Apartments                 North Augusta, SC             132

Autumn Chase Apartments               Mobile, AL                    120

Maple Manor Apartments                Fayetteville, AR              128


         Additional information with respect to the Partnership and its assets is provided in the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 2002 as well as the Partnership's filing with the Securities and Exchange Commission which may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and the Woolworth Building, 233 Broadway, New York, New York 10279. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains those Partnership filings that are filed electronically with the Securities and Exchange Commission..


                        INTERESTS OF THE GENERAL PARTNER

         The General Partner and certain of its affiliates have a Services Agreement with Coordinated Services of Valdosta, LLC ("CSV") pursuant to which CSV provides asset management and investor services to the Partnership and certain affiliated partnerships. As a result of this agreement, CSV has the right to direct the day to day affairs of the Partnership. CSV is not permitted, however, without the consent of the General Partner, or as otherwise required under the terms of the Partnership Agreement to, among other things, cause the Partnership to consent to a sale of an asset or cause the Partnership to file for bankruptcy. As compensation for providing these services, the General Partner and its affiliates assigned to CSV all of their rights to receive fees from the Partnership, as provided in the Partnership Agreement. CSV, which is a related party for financial reporting purposes only, is affiliated with the general partner and managing agent of certain of the Operating Partnerships. For the years ended December 31, 2002 and 2001, respectively, affiliates of CSV received $601,000 and $712,000 fees and expense reimbursements for managing these Operating Partnerships. Included in the amount received for 2002 are $201,000 for property improvements made at the Fayetteville Apartments Local Limited Partnerships. Included in the amount received for 2001 is $327,000 for property improvements made at the Fayetteville Apartments and Savannah River Associates Local Limited Partnerships

         The continuation of the Partnership will enable the General Partner, CSV and their affiliates to continue to receive fees payable by the Partnership. Accordingly, the General Partner has an interest in recommending that the Proposal be adopted.


                    REQUIREMENTS FOR ADOPTION OF THE PROPOSAL


RECORD DATE; VOTING

         Limited Partners at the close of business on June 1, 2003 will be entitled to one vote for each Unit held. On June 1, 2003, there were 25,000 Units outstanding held by 1,981 Limited Partners, and no person was known by the General Partner to be the beneficial owner of more than 5% of the Units. Affiliates of the General Partner held 95 Units at such date.

         The Proposal will be adopted at such time as Limited Partners holding a majority of the outstanding Units shall have consented to the Proposal but in no event prior to ___________. If the Proposal is not adopted, the amendment of the Partnership Agreement will not be effected.

         Each Limited Partner is requested to complete and execute the enclosed Consent in accordance with the instructions contained therein and to return the Consent in the enclosed, self-addressed, postage pre-paid envelope within one week after receipt, but in no event later than ____________. Such date may be extended from time to time in the sole discretion of the General Partner until ____________. Pending the completion of the solicitation period, except as required by operation of law, the General Partner will not effect the transfer of any Units by Limited Partners.


         Consent Forms must be executed in exactly the same manner as the name(s) in which ownership of the units is registered. If the units to which a Consent Form relates are held by two or more joint holders, all such holders should sign the Consent Form. If a Consent Form is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and submit with the Consent Form evidence satisfactory to the Partnership of authority to execute the Consent Form.

         The execution and delivery of a Consent Form will not affect a limited partner's right to sell or transfer the units. All Consent Forms received by the Solicitation Agent (and not properly revoked) prior to the expiration date will be effective notwithstanding a record transfer of such units subsequent to the Record Date, unless the limited partner revokes such Consent Form prior to 5:00 p.m., New York City time, on the expiration date by following the procedures set forth under "Revocation of Instructions" below.

         All questions as to the validity, form and eligibility (including time of receipt) regarding consent procedures will be determined by the General Partner in its sole discretion, which determination will be conclusive and binding. The Partnership reserves the right to reject any or all Consent Forms that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consent Forms. Unless waived, all such defects or irregularities in connection with the deliveries of Consent Forms must be cured within such time as the General Partner determines. Neither the General Partner nor any of its affiliates or any other persons shall be under any duty to give any notification of any such defects, irregularities or waivers, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consent Forms will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The interpretations of the terms and conditions of this solicitation by the General Partner shall be conclusive and binding.

         A Consent may only be revoked by delivery to the Partnership of a later-dated Consent in the form enclosed or a dated and executed revocation that specifically refers to the Consent to be revoked. To be effective, such revocation must be received by the Partnership prior to the time that signed unrevoked Consents voting in favor of the Proposal and representing a majority of the Units outstanding have been delivered to the Partnership.

         If Limited Partners representing a majority of the Units approve the Proposal, such approval will bind the Limited Partners, including those who vote against the Proposal or abstain from voting. As the Partnership Agreement precludes Limited Partners from withdrawing their capital and does not grant appraisal or similar dissenters' rights to Limited Partners, a Limited Partner who votes "no" with respect to the Proposal does not have either a statutory right or contractual right to elect to be paid fair value of his Units.


MISCELLANEOUS

         The cost of preparing, assembling and mailing the enclosed form of Consent, this Statement and other materials which may be sent to Limited Partners in connection with this solicitation shall be borne by the Partnership. It is estimated that total expenditures relating to the solicitation made hereby, including legal fees, printing and mailing fees and proxy solicitation fees, will be approximately $30,000. Certain directors, officers and employees of the General Partner and/or CSV may solicit the execution and return of Consents by mail, telephone, telegraph or personal interview. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for their out-of-pocket expenses in connection with such solicitation. In addition, the Partnership has retained MacKenzie Partners, Inc., an outside solicitation firm, to aid in the solicitation of Consents for an aggregate fee of $7,500 (which amount is included in the above estimate) plus out-of-pocket expenses, which fee and expenses are payable without regard to how a Limited Partner Votes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         As of June 1, 2003, no person owned of record or was known by the Partnership to own beneficially more than 5% of the Units.

         As of June 1, 2003, WFC Realty Co., Inc., an affiliate of the General Partner, owns 95 Units, which is less than 1% of the outstanding Units. As of June 1, 2003, none of the officers, directors or the General Partner or CSV owned any Units.

                           CONSENT OF LIMITED PARTNER

         The undersigned, a limited partner of Winthrop Residential Associates III, A Limited Partnership (the "Partnership"), and the holder of units (the "Units") of limited partnership interest in the Partnership, acting with respect to all of the Units owned by the undersigned, hereby:

               [__] Consents    [__] Withholds Consent     [__] Abstains

to the amendment to Section 2.4 of the Partnership's Certificate and Agreement of Limited Partnership to read in its entirety as follows:

         "The Partnership commenced June 29, 1982, and shall continue until December 31, 2034 or until dissolution prior thereto pursuant to the provisions hereof."

         IF NO ELECTION IS SPECIFIED, ANY OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT FORM WILL BE DEEMED TO BE A CONSENT TO THE PROPOSAL.

         The undersigned hereby acknowledges receipt of the Consent Solicitation Statement, dated ______, 2003. THIS CONSENT IS SOLICITED ON BEHALF OF WINTHROP RESIDENTIAL ASSOCIATES III, A LIMITED PARTNERSHIP BY TWO WINTHROP PROPERTIES, INC., THE GENERAL PARTNER.

         A fully completed, signed and dated copy of this Consent Form should be sent to the Solicitation Agent by mail or overnight courier to the respective address specified below, or by fax to the fax number specified below, prior to 5:00 p.m., New York City time on ____________, 2003.

         Completed and signed consents should be sent to MacKenzie Partners, Inc. either by mail or overnight courier services to 105 Madison Avenue, New York, New York 10016 or by fax to (212) 929-0308.

Dated:                , 2003        By:
      ----------------                 -----------------------------------


                                          --------------------------
                                            Please Print Name


                              If held jointly:

                                          By:
                                             ---------------------------------


                                            ----------------------------------
                                               Please Print Name


Please sign exactly as you hold your Partnership Units. When signing as an attorney-in-fact, executors, administrator, trustee or guardian, please give your full title. If an interest is jointly held, each holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person